Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT









    The Board of Directors
    LabOne, Inc.


    We consent to the use of our report dated February 28, 2003, relating to the consolidated balance sheets of LabOne, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of LabOne, Inc incorporated herein by reference and to the references to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 141 "Business Combinations" and 142, "Goodwill and Other Intangible Assets".



    /s/ KPMG LLP


    Kansas City, Missouri
    May 27, 2003